EXHIBIT 10.10.2
SECOND AMENDMENT
TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), effective as of February 17, 2006, is entered into by and among Leap Wireless International, Inc., a Delaware corporation (“Parent”), Cricket Communications, Inc., a Delaware corporation (the “Company”), and S. Douglas Hutcheson (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Existing Agreement (as defined below). All Section, Exhibit and Attachment references in this Amendment are to Sections, Exhibits and Attachments of the Existing Agreement.
     WHEREAS Parent, the Company and Executive are parties to that certain Amended and Restated Executive Employment Agreement, effective as of January 10, 2005, as amended by the First Amendment to Amended and Restated Executive Employment Agreement, effective as of June 17, 2005 (as amended, the “Existing Agreement”).
     WHEREAS, the parties desire to amend the Existing Agreement as set forth below.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereby amend the Existing Agreement as follows:
     1. Paragraph 4.1 of the Existing Agreement. Paragraph 4.1 of the Existing Agreement is amended to read as follows:
     4.1 During the Employment Period, Company shall pay EXECUTIVE a salary (the “Base Salary”) of (a) beginning on the Effective Date and through January 27, 2006, three hundred fifty thousand dollars ($350,000) per year, and (b) beginning on January 28, 2006, five hundred fifty thousand dollars ($550,000) per year, payable bi-weekly in accordance with the Company’s normal payroll practices for EXECUTIVE, such salary subject to adjustment from time to time pursuant to periodic reviews by the Company’s Board of Directors (with input, if any, from the Compensation Committee of the Board of Directors of Parent).
     2. Paragraph 4.3 of the Existing Agreement. Paragraph 4.1 of the Existing Agreement is amended to read as follows:
     4.3 During the Employment Period, EXECUTIVE’s annual target performance bonus (“Target Performance Bonus”) shall be (a) for each of calendar year 2004 and 2005, eighty percent (80%) of Executives Base Salary, and (b) for calendar year 2006 and later, one hundred percent (100%) of EXECUTIVE’s Base Salary, and EXECUTIVE shall be eligible to be paid an annual performance bonus with respect to each calendar year (including 2004), with the amount of such bonus to be paid to EXECUTIVE determined in accordance with the Company’s prevailing annual performance bonus practices that are used to determine annual performance bonuses for the senior executives of the Company generally; provided, however, that, in the event EXECUTIVE is employed by the Company on December 31, 2008, then EXECUTIVE shall be paid any final installment of his 2008 annual performance bonus, calculated as set forth above, on the date on which the final installments of the 2008 annual performance bonuses for senior executives are paid, without regard to whether EXECUTIVE is them employed by the Company.
     3. Paragraph 4.8 of the Existing Agreement. Paragraph 4.8 of the Existing Agreement is amended to read as follows:
     4.8 If, during the Employment Period, all or substantially all of the assets of the Company or shares of stock of the Company or Parent having fifty percent (50%) or more of the voting rights of the total outstanding stock of the Company or Parent, as the case may be, are sold with the approval of or pursuant to the active solicitation of the Board of Directors of the Company or the Board of Directors of the Parent, whichever is applicable, to a strategic investor (i.e. an investor whose primary business is not financial investing) the Company shall pay to EXECUTIVE a stay bonus in a lump sum payment in cash in an amount equal to one and one-half times the sum of EXECUTIVE’s Base Salary plus EXECUTIVE’s Target Performance Bonus (in each case, at the annual rate then in effect), if the EXECUTIVE continues his Employment with the Company (or its successor) for a two (2) month period commencing on the date of the closing of such sale. Such lump sum cash payment shall be made within fifteen (15) days following the expiration of the two (2) month period.
     4. Paragraph 5.4 (b) of the Existing Agreement. Paragraph 5.4(b) of the Existing Agreement is amended to read as follows:
     (b) The Company shall pay EXECUTIVE a severance benefit in the form of a lump sum payment in cash in an amount equal to one and one-half times the sum of EXECUTIVE’s Base Salary plus EXECUTIVE’s Target Performance Bonus (in each case, at the annual rate then in effect) which shall be made within thirty (30) days after the date of termination. Notwithstanding the foregoing, no payments shall be made to EXECUTIVE under this Paragraph 5.4(b) in the event that EXECUTIVE has been paid or is entitled to a payment under Paragraph 4.8.
     5. Miscellaneous. This Amendment shall be and is hereby incorporated in and forms a part of the Existing Agreement. All other terms of the Existing Agreement shall remain unchanged except as specifically modified herein.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ Leonard Stephens

Name:	Leonard Stephens

Title:	Senior Vice President, Human Resources

CRICKET COMMUNICATIONS, INC.

By:	/s/ Leonard Stephens

Name:	Leonard Stephens

Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ S. Douglas Hutcheson

S. Douglas Hutcheson